                                                                                                Exhibit 99.1

For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS REPORTS
SECOND QUARTER 2005 RESULTS

- Second pivotal MNTX phase 3 study proceeding as planned after interim analysis -

- Company expands senior management team -

Tarrytown, NY, August 9, 2005 - Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced its results of operations for the second quarter ended June 30, 2005 and first half of 2005.

Revenues for the second quarter ended June 30, 2005 totaled $2.1 million compared to $2.2 million for the same quarter in 2004. For the first half of 2005, Progenics reported revenues of $4.7 million compared to $3.9 million for the comparable period in 2004. Revenues primarily reflect funding received by the Company from government grants and contracts and for research and development services rendered to its joint venture with Cytogen Corporation. The Company’s expenses for the second quarter of 2005 were $15.2 million compared to $13.2 million for the second quarter of 2004. For the six months ended June 30, 2005, expenses totaled $31.1 million compared to $25.4 million for the six months ended June 30, 2004. The increase in expense is principally due to an increase in headcount, related laboratory supplies, and increased clinical trial activity. The net loss for the second quarter of 2005 was $12.8 million, compared to a net loss of $10.9 million for the same period in 2004. The net loss per share for the second quarter of 2005 was $0.65, basic and diluted, compared to a net loss per share of $0.64, basic and diluted, for the same period of 2004. The net loss for the first half of 2005 was $26.0 million, compared to a net loss of $21.1 million for the same period in 2004. The net loss per share for the first half of 2005 was $1.40, basic and diluted, compared to a net loss per share of $1.26, basic and diluted, for the same period of 2004. The Company ended the second quarter of 2005 with cash, cash equivalents and marketable securities of $68.6 million.

MNTX phase 3 trial: Interim results reviewed by DSMB
The Company also announced that an independent Data Safety Monitoring Board (DSMB) completed its scheduled interim analysis of the second pivotal phase 3 clinical trial (MNTX 302) of its lead investigational drug, methylnaltrexone (MNTX) for relief of opioid-induced constipation in patients with advanced medical illness (AMI). After reviewing unblinded data from the mid-way point in enrollment of the study, the DSMB recommended that the study proceed without modification.

“While the Company remains blinded to the interim data, we are encouraged that the DSMB found no reason to modify this ongoing phase 3 clinical trial,” said Alton B. Kremer, M.D., Ph.D., Vice President, Clinical Research. “We are working diligently towards completing enrollment in this study, having enrolled 108 of 130 patients in this study to date, and over the last six months we are enrolling at a rate of approximately 11 new patients per month. Analysis and reporting of the results will be made available as expeditiously as possible after completion of the study.”

Progenics Reports Second Quarter Results

Data on additional clinical benefits of MNTX to be presented
In March 2005, the Company announced positive top-line results from its first pivotal phase 3 clinical trial (MNTX 301) of MNTX. The primary efficacy endpoint, laxation within four hours, was highly statistically significant at both MNTX doses tested in advanced-medical-illness patients with opioid-induced constipation. In addition, statistically significant results were also reported for both MNTX doses for two secondary endpoints, laxation within 24 hours and median time to laxation. The phase 3 study was a double-blind, placebo-controlled trial, in which 154 patients were randomized to receive one of three blinded doses of study medication: placebo, MNTX 0.15 mg/kg, or MNTX 0.30 mg/kg.
A presentation of additional results from the MNTX 301 clinical study is scheduled for later this month at the International Association for the Study of Pain, 11th World Congress on Pain in Sydney Australia. Results will include measures of constipation distress, bowel movement difficulty and consistency, improvement in global clinical impressions, and assessment of pain and opioid withdrawal.

MNTX treatment platform
MNTX represents a broad treatment platform for Progenics Pharmaceuticals. The Company has ongoing clinical programs for MNTX using three dosage forms: subcutaneous MNTX is the subject of a second pivotal phase 3 clinical trial (MNTX 302) in opioid-induced constipation in patients with advanced medical illness; intravenous MNTX has successfully completed a phase 2 trial in post-operative bowel dysfunction; and oral MNTX has completed phase 1 studies in healthy volunteers. The Company believes that the ability to deliver MNTX using three dosage forms and routes of administration represents a significant benefit to patients. Each form is tailored to address the needs of specific clinical applications based on onset of action, dosing flexibility and ease of use.

Company Expands Senior Management Team
The Company also announced that Benedict Osorio has been named Vice President, Quality, a newly created position reporting to Thomas A. Boyd, Ph.D., Senior Vice President, Product Development. In this capacity, Mr. Osorio will be responsible for quality systems throughout the Company, including Quality Assurance and Quality Control/Analytical Development.

Mr. Osorio comes to Progenics from Forest Laboratories, where he served as Senior Director, Good Manufacturing Practices (GMP) Compliance. He has over 25 years of experience in pharmaceutical quality control and quality assurance. Prior to his tenure at Forest Laboratories, Mr. Osorio held positions with The PF Laboratories (a subsidiary of Purdue Pharma), Berlex Laboratories and Onyx Chemical Company. He earned both an MBA and a Masters of Science in Chemistry from Seton Hall University. His Bachelor of Science is in Forensic Science from John Jay College of Criminal Justice. Mr. Osorio is also a Certified Quality Engineer and Quality Auditor recognized by the American Society for Quality.

“We are extremely pleased to have Ben join Progenics’ executive team,” said Dr. Boyd. “We believe that his broad experience and background in quality will be a valuable addition as the Company advances its various clinical trials and transitions into a commercial organization.”

Progenics Reports Second Quarter Results

Additional progress in the first half of 2005
During the first half of 2005, Progenics Pharmaceuticals also made important progress in other key areas, including the following:
•	We reported positive top-line results from a phase 2 clinical trial of MNTX for the management of post-operative bowel dysfunction.
•	We completed two follow-on public offerings of common stock that provided cash of $57.8 million, net of expenses.
•
Progenics Pharmaceuticals was selected for addition to the NASDAQ Biotechnology Index® based upon eligibility criteria, including market value, average daily share volume and seasoning as a public company.

•	We completed enrollment in a phase 1 clinical trial of PRO 140, a novel HIV entry inhibitor that is designed to block human immunodeficiency virus infection.
•
We expanded our senior management team with the appointment of Mark R. Baker, J.D. to Senior Vice President & General Counsel, and the promotion of Thomas A. Boyd, Ph.D. to Senior Vice President, Product Development.

Company Profile

Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company’s principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies), and PRO 542, a genetically engineered molecule designed to neutralize HIV (in phase 2 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

Editor’s Note:

Additional information on Progenics is available at http://www.progenics.com

(Financial Tables Follow)

Progenics Reports Second Quarter Results

PROGENICS PHARMACEUTICALS, INC. CONDENSED STATEMENTS OF OPERATIONS (in thousands, except net loss per share)
	Three Months Ended		Six Months Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004

Revenues:

Contract research and development from JV	$129	$587	$569	$1,143
Research grants and contracts	1,925	1,544	4,070	2,730
Product sales	21	44	25	50

Total revenues	2,075	2,175	4,664	3,923

Expenses:
Research and development	10,466	9,376	22,565	17,750
General and administrative	2,900	3,038	6,042	5,853
Loss in JV	1,339	423	1,544	1,098
Depreciation and amortization	470	374	953	700

Total expenses	15,175	13,211	31,104	25,401

Operating loss	(13,100)	(11,036)	(26,440)	((21,478)

Other income:
Interest income	305	191	451	408
Loss on sale of marketable securities		(31)		(31)

Total other income	305	160	451	377

Net loss	$(12,795)	$(10,876)	$(25,989)	$(21,101)

Net loss per share; basic and diluted	$(0.65)	$(0.64)	$(1.40)	$(1.26)

CONDENSED BALANCE SHEETS (in thousands)
	June 30, 2005	December 31, 2004

Cash, cash equivalents and marketable securities	$68,553	$31,207
Accounts receivable	1,997	1,112
Fixed assets, net	4,130	4,692
Other assets	3,362	2,534

Total assets	$78,042	39,545

Liabilities	$8,682	$7,707
Stockholders’ equity	69,360	31,838

Total liabilities and stockholders’ equity	$78,042	$39,545

Progenics Reports Second Quarter Results

DISCLOSURE NOTICE: The information contained in this document is current as of August 9, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’‘plans,’‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

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Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com